News media contact:	Investor contact:
Jessica Roy Wright Express (207) 523-6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express (207) 523-7769 Steve_Elder@wrightexpress.com

Wright Express To File Corrected Financial Statements
To Properly Record Increased Goodwill and Stockholders’ Equity

SOUTH PORTLAND, Maine, October 31, 2006 — Wright Express Corporation (NYSE: WXS) announced today that it will restate certain previously issued financial statements to properly record goodwill and stockholders’ equity.

Management and the Audit Committee of the Board of Directors have concluded that Cendant Corporation incorrectly allocated goodwill relating to its 2001 acquisition of Wright Express. Correcting this error will result in an increase of both goodwill and stockholders’ equity on the Company’s previously issued balance sheets.

At this time, Wright Express believes that there will be no effect on the income statements that have been publicly released by the Company since its initial public offering. There will, however, be an income statement impact for a 10-month period in 2001 when the Company would have been required to amortize goodwill. With the adoption of FAS 142 in January 2002, the Company was no longer required to amortize goodwill. In addition, the Company believes there will be no impact on cash flows, and does not expect to record an impairment charge. Wright Express is working to file corrected financial statements as soon as possible.

The Company believes that its 2005 Form 10-K and subsequent reports on Form 10-Q will require restatement. Accordingly, the Company is filing a Form 8-K today reporting that the previously issued financial statements should no longer be relied upon.

As previously announced, Wright Express plans to report its third-quarter 2006 financial results on November 7, 2006. The Company expects to provide a full income statement and selected balance sheet items at that time.

About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 100 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 650 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s belief that: the restatement of certain of its historical financial statements will result in an increase of previously reported goodwill and stockholders’ equity; there will be no effect on the income statements that have been publicly released since its initial public offering; there will be no impact on cash flows or expectation to record an impairment charge; it will be required to restate its 2005 Form 10-K and subsequent reports on Form 10-Q; it will report its third quarter 2006 financial results on November 7, 2006; and it expects to provide a full income statement and selected balance sheet items with its third quarter earnings. These forward-looking statements include risks and uncertainties that are difficult to qualify, but that could result in outcomes different from those we have predicted in this press release. These risks and uncertainties include: the impact of actions by the Company’s former parent; changes in the expected accounting treatment of its financial statements; comments from the Securities and Exchange Commission with respect to the Company’s filings; and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 15, 2006, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.